Exhibit 10.11

FIFTH AMENDMENT TO FIRST AMENDED AND RESTATED
LOAN AGREEMENT AND OMNIBUS AMENDMENT TO LOAN DOCUMENTS
This Fifth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents (this "Amendment") is entered into as of April 29, 2016, by i3 VERTICALS, LLC (''i3"), a Delaware limited liability company; CP-TOPS, LLC ("CP-TOPS"), a Delaware limited liability company; CP-USDC, LLC ("CP-USDC"), a Delaware limited liability company; CP-PS, LLC ("CP-PS"), a Delaware limited liability company; CP-APS, LLC ("CP-APS"), a Delaware limited liability company; CP-DBS, LLC ("CP-DBS"), a Delaware limited liability company, i3 VERTICALS MANAGEMENT SERVICES, INC. ("i3 Management"), a Delaware corporation, i3-RS, LLC ("i3-RS"), a Delaware limited liability company, i3-EZPAY, LLC, a Delaware limited liability company ("i3-EZ"), i3-LL, LLC, a Delaware limited liability company ("i3-LL"), i3-PBS, LLC, a Delaware limited liability company ("i3-PBS"), i3-INFIN, LLC, a Delaware limited liability company ("i3-Infin"), and i3- BP, LLC, a Delaware limited liability company ("i3-BP") (i3, CP-TOPS, CP-USDC, CP-PS, CP-APS, CP-DBS, i3 Management, i3-RS, i3-EZ, i3-LL, i3-PBS, i3-Infin, and i3-BP are, collectively, "Borrowers"); CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P. ("CCSD I"), a Delaware limited partnership; CCSD II, L.P. ("CCSD II"), a Delaware limited partnership; HARBERT MEZZANINE PARTNERS III, L.P. ("Harbert"), a Delaware limited partnership (together with CCSD I and CCSD II, collectively "Lenders"); and CCSD I, in its capacity as Collateral Agent for Lenders, as provided in the Loan Agreement described below ("Collateral Agent").
RECITALS:
A.    Lenders, Collateral Agent, and the Borrowers previously executed that First Amended and Restated Loan Agreement dated as of January 9, 2015, as amended by that First Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents dated as of April 23, 2015, as further amended by that Second Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents dated as of June 25, 2015, as further amended by that Third Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents dated as of August 11, 2015, and as further amended by that Fourth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents dated as of January 11, 2016 (as amended, the "Loan Agreement"); and
B.    The parties hereto wish to amend the Loan Agreement and other Loan Documents;
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Definitions and Rules of Construction. As used in this Amendment, capitalized terms not otherwise defined herein shall have the meanings set forth in the Loan Agreement, and the rules of construction applicable to the Loan Agreement shall apply to this Amendment.
2.    i3-Axia Acquisition. Borrowers have informed Lenders that i3 formed i3-Axia, LLC ("i3-Axia"), a Delaware limited liability company and wholly-owned subsidiary of i3, to purchase certain assets pursuant to that Asset Purchase Agreement to be dated on or around April 29, 2016, by and among i3-Axia, Axia Holdings, Inc., Axia Payments, Inc., the Clark Living Trust, Randal Clark, Amy Clark, and i3 (the "Axia Acquisition"). The Lenders consent to the Axia Acquisition; provided, however, that the terms of Sections 6.13, 6.20, and 6.22 of the Loan Agreement (as amended hereby) shall be applicable to such acquisition, and Borrowers further agree to take all other actions required under the Loan Documents to cause such acquisition to qualify as a "Permitted Acquisition" under the Loan Agreement (excluding the size of the purchase consideration thereof).
3.    Consent to Replacement Senior Loan. Collateral Agent and Lenders consent to Borrowers' entering into a replacement Senior Loan on the date hereof, as contemplated by that Intercreditor and Subordination Agreement dated as of the date hereof, by and among First Bank, as Administrative Agent for the replacement Senior Lenders, Collateral Agent, Lenders, and Borrowers.

4.    Amendments to Loan Documents.
(a)    New Definitions. Section 1.1 of the Loan Agreement is hereby amended by inserting the following new definition in appropriate alphabetical order:
"Residual Buyout" means any transaction in which a Borrower purchases a portion of the residual payments of any third party Person which provides business services to such Borrower; provided that any such residual buyout transaction shall be made in the ordinary course of business and consistent with prudent business practices customary in the industry in which such Borrower operates, and further provided that if any such residual buyout involves a payment of $500,000.00 or more, prior to the consummation of any such transaction, such Borrower shall provide a pro forma compliance certificate to the Collateral Agent which demonstrates compliance on a pro forma basis with the covenants set forth in Article 8.
(b)    Acquisitions. The definition of "Acquisition" in Section 1.1 of the Loan Agreement is hereby is hereby amended and restated in its entirety to read as follows:
"Acquisition" means (a) any Investment by any Borrower and any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of any Borrower or any of its Subsidiaries or shall be merged with any Borrower or any of its Subsidiaries or (b) any acquisition by any Borrower or any Subsidiaries thereof of the assets of any Person (other than a Subsidiary of any Borrower) that constitute all or substantially all of the assets of such Person or an entire portfolio (or a portion thereof, including, without limitation, Residual Buyouts in excess of $500,000), division, or business unit of such Person, whether through purchase, merger or other business combination or transaction ( and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including any deferred payments) set forth in the applicable agreements governing such Acquisition as well as the assumption of any Debt in connection therewith."
(c)    Permitted Acquisitions. The definition of "Permitted Acquisition" in Section 1.1 of the Loan Agreement is hereby amended by:
(i)    replacing the number "$10,000,000" in subclause (ix) thereof with "$15,000,000"; and
(ii)    replacing the number "$3,500,000" in subclause (xii) thereof with "$5,000,000".
(d)    Senior Loan Agreement. The definition of "Senior Loan Agreement" in Section 1.1 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
"Senior Loan Agreement" means that Term Loan Agreement and Revolving Loan Agreement dated as of April 29, 2016, among Borrowers, certain lenders signatory thereto, and First Bank, as Administrative Agent for such lenders (as may be amended from time to time in accordance with its terms and the Senior Subordination Agreement)."
(e)    Maturity Date. Section 2.8 of the Loan Agreement is hereby amended by replacing the date "February 13, 2019" in subclause (iii) thereof with "November 29, 2020".
(f)    Landlord Agreements. Section 6.13 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
"6.13 Landlord Waivers. Prior to or within sixty (60) days after leasing any real property from any Person other than another Borrower at which books and records are stored or where Collateral with a value in excess of $250,000 is located, Borrowers shall use commercially reasonable efforts to obtain from the landlord an agreement in form and substance reasonably satisfactory to Lenders pursuant to which the landlord waives or subordinates any right to any Encumbrance of the Collateral and otherwise provides Lenders with customary assurances as to access to the Collateral, the ongoing good standing of the lease, and related matters."
(g)    Additional Subsidiaries. Section 6.20(a) of the Loan Agreement is hereby amended and restated in its entirety to read as follows:
"(a)    Additional Subsidiaries. In the event that, subsequent to the Closing Date, any Person becomes a Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) Borrowers shall promptly notify Collateral Agent and Lenders thereof and (y) within 30 days (or such longer time as the Required Lenders may permit) after such Person becomes a Subsidiary, Borrowers shall cause such Subsidiary (i) to become a Borrower and to grant liens in favor of the Collateral Agent in all of its personal property by executing and delivering to Collateral Agent a supplement or amendment to the Security Agreement in form and substance reasonably satisfactory to the Collateral Agent, and authorizing and delivering, at the request of Collateral Agent, such UCC financing statements or similar instruments required by Collateral Agent to perfect the liens in favor of Collateral Agent and granted under any of the Loan Documents, and (ii) to deliver all such other documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 4.1 if such Subsidiary had been a Borrower on the Closing Date. In addition, within 30 days (or such longer time as the Required Lenders may permit) after the date any Person becomes a Subsidiary, Borrowers shall (i) pledge all of the Equity Interests of such Subsidiary to Collateral Agent as security for the Obligations by executing and delivering applicable documents in form and substance satisfactory to Collateral Agent, and (ii) deliver any original certificates evidencing such pledged Equity Interests to Collateral Agent, together with appropriate powers executed in blank."
(h)    Required Consents. The following is added as a new Section 6.12 of the Loan Agreement:

"6.22 Consents. In connection with a Permitted Acquisition, where the acquired entity has a third party payment processing contract with a processing provider that has generated revenue for such acquired entity in excess of $500,000 for the twelve (12) calendar months prior to closing of such Permitted Acquisition, the Borrower will use its commercially reasonable efforts to obtain a consent of such third party processor reasonably acceptable to the Collateral Agent on or before the closing date of such Permitted Acquisition or within sixty (60) days thereafter (provided, for the avoidance of doubt, that delivery to Collateral Agent of such consent shall not be a condition to the consummation of such Permitted Acquisition hereunder so long as the Required Lenders' designee to the Governing Body of i3 Verticals (which designee as of the date hereof is John C. Harrison) consents thereto and further provided that such sixty (60) day period may be extended by the Collateral Agent in its discretion if the Borrowers are exercising reasonable efforts to obtain such consent)."

(i)    Permitted Indebtedness. Section 7.1 of the Loan Agreement is hereby amended by replacing the number "$250,000" in subclause (iii) thereof with "$500,000".

(j)    Asset Acquisitions. Section 7.9 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

"7.9    Asset Acquisitions. Borrowers shall not acquire a material part of a Person's assets or of the assets constituting a portfolio, line of business, business location, or other business unit operated by a Person, except for Permitted Acquisitions or a Residual Buyout."

(k)    Restrictive Agreements. Section 7.19 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

"7.19    Restrictive Agreements. Except for the Senior Subordination Agreement, Borrowers shall not enter into any agreement that restricts prepayments under this Agreement, limits Borrowers' ability to provide the Collateral required hereunder, or otherwise restricts in any material respect Borrowers' ability to freely perform under the Loan Documents (other than agreements with prohibits rendered not effective pursuant to the Uniform Commercial Code or any other applicable Law (including Debtor Relief Laws) or principles of equity).

(1)    Financial Covenants. Article 8 of the Loan Agreement ts hereby amended and restated in its entirety to read as provided on Exhibit A attached hereto.

(m)    Judgments. Section 9.1 of the Loan Agreement is hereby amended by replacing the number "$50,000" in subclause (m) thereof with "$250,000".

(n)    Subordination Legend. Each Loan Document is hereby amended to delete any subordination legend included thereon and replace such legend with the following:

The indebtedness evidenced by this instrument is subordinated in right of payment to certain indebtedness to various lenders, for which First Bank is acting as Administrative Agent, and the liens on and security interests in collateral securing this instrument are subordinated in rights of priority to liens on and security interests in collateral securing such indebtedness, in each case pursuant to, and to the extent provided in, the Intercreditor and Subordination Agreement ("Intercreditor Agreement") dated as of April 29, 2016, executed by and between First Bank, as Administrative Agent for the Senior Lenders and Claritas Capital Specialty Debt Fund, L.P, CCSD II, L.P., and Harbert Mezzanine Partners III, L.P., as lenders and Claritas Capital Specialty Debt Fund, L.P. as Collateral Agent, as such Intercreditor Agreement may be amended, modified or supplemented from time to time. Payments may be made under this instrument only to the extent expressly permitted under such Intercreditor Agreement. In case of a conflict between the terms of this note and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern. This legend shall be placed on any note or other instrument given at any time in substitution for or replacement hereof.

(o)    Amendments to Security Agreement. The Security Agreement is hereby amended by:

(i)    inserting the following new definitions in appropriate alphabetical order:

"Excluded Property" means all Merchant Funds.

"Merchant" means any customer for whom any Borrower directly or indirectly provides electronic payment processing services, including, without limitation, credit, debit, PIN debit, fleet, gift card, rewards and loyalty programs, electronic benefit transfer and check authorization and conversion, or with respect to whom any Borrower directly or indirectly receives residuals, commissions or fees.

"Merchant Funds" means all loss reserves, deposits, suspended/held funds, and any other monies or accounts owned by a Merchant, whether held by a Borrower or third party.

(ii)    inserting the following sentence at the end of the definition of "Collateral":

"Notwithstanding the foregoing, the Collateral shall not include any Excluded Property."

5.    Updating of Schedules. Borrowers hereby reaffirm the warranties and representations made in Article 5 of the Loan Agreement as true and correct given as of the date hereof, subject to (i) matters therein that were expressly disclosed as of a particular date other than the Closing Date, and (ii) the matters disclosed in the updated complete set of Schedules to the Loan Agreement attached hereto as Exhibit B.

6.    Borrowers' Release. Borrowers hereby release Lenders and Collateral Agent from any claim, defense, or right of setoff, known or unknown, that any Borrower may have against any of them as of the execution of this Amendment; provided, however, to avoid doubt, Lenders and Collateral Agent are not released from their future obligations under the Loan Documents.

7.    Borrowers' Affirmations. Borrowers acknowledge, warrant, and represent that (i) pursuant to the Loan Documents, their obligations to repay the Obligations are absolute and unconditional, and there exists no right of deduction, setoff, recoupment, counterclaim or defense of any nature whatsoever to payment of the Obligations, (ii) the Loan Documents are valid and enforceable against Borrowers in accordance with their terms (subject to principles of equity and laws applicable to the rights of creditors generally, including bankruptcy laws) and grant valid and perfected security interests and liens in the collateral described therein with the priority required by the Loan Documents, and (iii) no Default or Event of Default presently exists under the Loan Documents.

8.    Expenses. Borrowers agree to pay any and all costs and expenses (including, without limitation, reasonable attorneys' fees and recording fees) incurred by Collateral Agent and Lenders and arising out of or relating to the preparation and negotiation of this Amendment and the matters contemplated hereby.

9.    Construction of Agreement. Except as expressly provided herein, the Loan Documents remain in full force and effect in accordance with their respective terms, and this Amendment shall not be construed to (i) impair the validity, perfection, or priority of any security interest granted therein, or (ii) waive or impair any rights, powers, or remedies of Lenders or Collateral Agent under the Loan Documents.

10.    Assignment. This Amendment shall be binding upon and inure to the benefit of the respective heirs, successors and assigns of Borrowers, Collateral Agent, and Lenders, except that Borrowers may not assign any rights or delegate any obligations arising hereunder without the prior written consent of Lenders. Any attempted assignment or delegation without the required prior consent shall be void.

11.    Entire Agreement. This Amendment and the other written agreements among the parties represent the entire agreement of the parties concerning the subject matter hereof, and all oral discussions and prior inconsistent agreements are merged herein. In the event of an inconsistency between this Amendment and the provisions of the other Loan Documents, the provisions of this Amendment shall control.

12.    Notices. Any communications concerning this Agreement or the Obligations shall be addressed as provided in the Loan Documents, except that the address for notices to CCSD I and CCSD II shall be revised as follows:

c/o Capital Alignment Funds
40 Burton Hills Blvd., Suite 250
Nashville, TN 37215
Attn: R. Burton Harvey
Email: bharvey@capfunds.com

13.    Applicable Law. This Amendment shall be governed by the substantive laws (excluding conflicts principles) of the State of Tennessee.

14.    Jurisdiction; Venue; Waiver of Jury Trial; Etc. All matters of jurisdiction, venue, waiver of jury trial, and other general matters shall be determined as provided in the Loan Agreement.

15.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall constitute an original, and may be delivered electronically by facsimile or .pdf image.

[signature pages follow]

This Fifth Amendment to First Amended and Restated Loan Agreement and Omnibus Amendment to Loan Documents is dated as of the date first written above.

BORROWERS:

I3 VERTICALS, LLC
CP-TOPS, LLC
CP-USDC, LLC
CP-PS, LLC
CP-APS, LLC
CP-DBS, LLC
i3 VERTICALS MANAGEMENT SERVICES, INC.
i3-RS, LLC
i3-EZPAY, LLC
i3-LL, LLC
i3-PBS, LLC
i3-INFIN, LLC
i3-BP, LLC
By:	/s/ Clay Whitson
Name:	Clay Whitson
Title:	Chief Financial Officer and Secretary

[Signatures to Fifth Amendment to First Amended and Restated Loan Agreement and
Omnibus Amendment to Loan Documents]

COLLATERAL AGENT:

CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P.

By:	CCSD GP, LLC, its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

LENDERS:

CCSD II, L.P.

By:	CCSD GP II, LLC, its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

CLARITAS CAPITAL SPECIALTY DEBT FUND, L.P.

By:	CCSD GP, LLC, its General Partner

	By:	/s/ R. Burton Harvey
	Name:	R. Burton Harvey
	Title:	Managing Partner

[Signatures to Fifth Amendment to First Amended and Restated Loan Agreement and
Omnibus Amendment to Loan Documents]

HARBERT MEZZANINE PARTNERS III, L.P.

By:	HMP III GP, LLC, Its General Partner

	By:	Harbert Mezzanine Partners III GP, LLC, its Sole Manager

		By:	Harbert Mezzanine Manager III, Inc., its Sole Manager

			By:	/s/ John C. Harrison
			Name:	John C. Harrison
			Title:	VP

[Signatures to Fifth Amendment to First Amended and Restated Loan Agreement and
Omnibus Amendment to Loan Documents]

EXHIBIT A

Restated Financial Covenants

ARTICLE 8
FINANCIAL COVENANTS

8.1    Minimum Fixed Charge Coverage Ratio. As of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending on March 31, 2015, Borrowers will maintain a Fixed Charge Coverage Ratio of not less than 1.20 to 1.00.

8.2    Maximum Total Leverage Ratio. As of the end of each Fiscal Quarter, (i) commencing with the Fiscal Quarter ending on March 31, 2015, Borrowers will maintain a Total Leverage Ratio of not greater than 4.25 to 1.00, (ii) commencing with the Fiscal Quarter ending on June 30, 2016, Borrowers will maintain a Total Leverage Ratio of not greater than 4.75 to 1.00, (iii) commencing with the Fiscal Quarter ending on December 31, 2016, Borrowers will maintain a Total Leverage Ratio of not greater than 4.5 to 1.00, and (iv) commencing with the Fiscal Quarter ending on March 31, 2019, Borrowers will maintain a Total Leverage Ratio of not greater than 4.25 to 1.00.

8.3    Financial Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below (all calculations are to be made in accordance with GAAP unless otherwise noted and all calculations are to be made for Borrowers on a consolidated basis):

"Acquisition EBITDA" shall mean EBITDA, with respect to any Permitted Acquisition, calculated as follows: (i) for the Fiscal Quarter in which the Permitted Acquisition occurs, an agreed upon pro forma annual EBITDA between Borrowers and Lenders, (ii) for the first full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 4, (iii) for the second full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 2, (iii) for the third full Fiscal Quarter after any Permitted Acquisition is consummated, actual EBITDA of the acquired entity times 1.33, and (iv) for each quarter thereafter, actual trailing twelve-month EBITDA of the acquired entity.

"Adjusted EBITDA" shall mean the sum of EBITDA plus Acquisition EBITDA, less any actual EBITDA of a Permitted Acquisition from the close of Acquisition through the end of each of the next four (4) Fiscal Quarters reflected in Borrowers' financial statements, minus EBITDA of any business, property or asset sold, transferred or otherwise disposed of during such period, plus or minus any adjustments mutually agreed upon by Borrowers, Lenders, and the Senior Lender.

"Capital Expenditures" means, for any period, the aggregate cost of all capital assets acquired by any Borrower during such period (including gross leases to be capitalized under GAAP and leasehold improvements, but excluding costs of any capital assets acquired as a part of a Permitted Acquisition), as otherwise as determined in accordance with GAAP.

"EBITDA" means, for any period of determination and without duplication, the sum of consolidated net income of Borrowers for such period (computed without regard to any extraordinary items of gain or loss), plus to the extent included in the calculation of consolidated net income for such period, the sum of (A) interest expense, (B) income tax expense determined in accordance with GAAP, (C) depreciation and amortization determined in accordance with GAAP, (D) all other non-cash charges determined in accordance with GAAP acceptable to the Lenders, (E) other one-time non-recurring income and expenses paid during such period (including Contingent Consideration), but only to the extent approved by the Lenders in writing, and (F) other adjustments to EBITDA mutually agreed to by Lenders, the Senior Lender and Borrowers, EBITDA shall be calculated for any Fiscal Quarter, based on the trailing 12 month period.

[Schedule/Exhibit to Fifth Amendment to First Amendment and Restated Loan Agreement
and Omnibus Amendment to Loan Documents]

"Fixed Charge Coverage Ratio" shall mean the ratio at any time of determination and for any period, (i) the sum of (A) Adjusted EBITDA for the twelve (12) month period then ended, minus (B) all unfinanced Capital Expenditures computed on a trailing twelve-month basis, minus (C) dividends or distributions accrued for income tax expenses for such period, minus (D) income tax expenses for such period, divided by (ii) the sum of (A) actual cash interest payments paid in such period and (B) the current portion of scheduled principal payments on Funded Debt coming due in the twelve (12) fiscal months immediately following the end of such period. The amount of income tax expense, all dividends or distributions accrued for income tax expense, and cash interest payments will be computed on a trailing twelve-month basis.

"Funded Debt" means all Debt outstanding under the Senior Loan, together with any outstanding amounts under all Seller Notes.

"Total Funded Debt" means at any time of determination with duplication, all debt obligations of Borrowers including senior debt, subordinated debt, and Seller Notes, but excluding any debt obligations related to or included in Contingent Consideration.

"Total Leverage Ratio" means the ratio determined as of the end of any Fiscal Quarter of (i) all Total Funded Debt, to (ii) Adjusted EBITDA.

[Schedule/Exhibit to Fifth Amendment to First Amendment and Restated Loan Agreement
and Omnibus Amendment to Loan Documents]

EXHIBIT B

[Schedules updated to reflect the reaffirmation of the representations and warranties made in
Article 5 of the Loan Agreement.]